EXHIBIT 10.4

FOOT LOCKER 2002 DIRECTORS STOCK PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

Effective _________________________ (the “Date of Grant”), Foot Locker, Inc. (the “Company”), a
New York corporation, hereby grants to the person named below (the “Participant”) a Nonstatutory Option (the “Option”) under the Foot Locker 2002 Directors Stock Plan (the “Plan”), to purchase, in accordance with the terms of the Plan, up to, but not more than, that number of full shares of common stock of the Company (“Common Stock”) set forth below at the purchase price per share of US $_________________ (the “Exercise Price”), which is 100 percent of the Fair Market Value (as defined in the Plan) of a share of Common Stock on _______________________.

The Option has been granted to the Participant for a period expiring on _____________ unless, prior to such time, the Option is exercised in full, is cancelled, or expires due to the Participant’s death, retirement from the Board of Directors of the Company or other termination of service as a director of the Company, as provided in the Plan.  Except as otherwise provided in the Plan, the Option will become exercisable according to the vesting schedule set forth below.

Name of Participant:

Number of Shares of Common Stock Covered by the Option:

Date of Grant:

Exercise Price Per Share:	$

Vesting Schedule:	___________________ shares on __________________________________________

The Option is subject to the terms of the Plan, the Prospectus covering the Plan dated July 1, 2002, any subsequently issued Prospectus or Appendix covering the Plan, and the terms and conditions set forth above.  All of such documents are incorporated herein by this reference and made a part of the Option.

For the Option to become a binding obligation of the Company, the Participant must indicate his or her acceptance of the terms and conditions set forth above by signing and delivering or mailing one copy of this Nonstatutory Stock Option Agreement to the Secretary of Foot Locker, Inc. in the envelope provided.

_________________________
Date

FOOT LOCKER, INC.

By:

ACCEPTED:

______________________________
Signature

______________________________
Print Name